Exhibit 10.1

TAX SHARING AGREEMENT
DATED AS OF [●]

BY AND AMONG

W. R. GRACE & CO.,

W. R. GRACE & CO.–CONN.
AND

GCP APPLIED TECHNOLOGIES INC.

TABLE OF CONTENTS
Page

Section 1.	Definition of Terms 1

Section 2.	Allocation of Tax Liabilities 11

Section 2.01	General Rule. 11

Section 2.02	Allocation of United States Federal Income Tax and Federal Other Tax 11

Section 2.03	Allocation of State Income and State Other Taxes 12

Section 2.04	Allocation of Foreign Taxes 12

Section 2.05	Certain Transaction and Other Taxes 13

Section 3.	Proration of Taxes for Straddle Periods 14

Section 4.	Preparation and Filing of Tax Returns. 14

Section 4.01	General 14

Section 4.02	Grace’s Responsibility 14

Section 4.03	GCP’s Responsibility 15

Section 4.04	Tax Accounting Practices 15

Section 4.05	Consolidated or Combined Tax Returns 16

Section 4.06	Right to Review Tax Returns. 16

Section 4.07	GCP Carrybacks and Claims for Refund 16

Section 4.08	Apportionment of Earnings and Profits and Tax Attributes 17

Section 5.	Tax Payments 17

Section 5.01	Payment of Taxes with Respect to Grace Federal Consolidated Income Tax Returns 17

Section 5.02	Payment of Taxes With Respect to Joint Returns 17

Section 5.03	Payment of Separate Company Taxes 18

Section 5.04	Indemnification Payments 18

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Section 6.	Tax Benefits 19

Section 6.01	Tax Benefits 19

Section 6.02	Grace and GCP Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation 20

Section 7.	Tax-Free Status 20

Section 7.01	Tax Opinions/Rulings and Representation Letters 20

Section 7.02	Restrictions on GCP 21

Section 7.03	Restrictions on Grace 24

Section 7.04	Procedures Regarding Opinions and Rulings 24

Section 7.05	Liability for Tax-Related Losses 25

Section 7.06	Section 336(e) Election 27

Section 8.	Assistance and Cooperation 27

Section 8.01	Assistance and Cooperation 27

Section 8.02	Income Tax Return Information 29

Section 8.03	Reliance by Grace 29

Section 8.04	Reliance by GCP 29

Section 9.	Tax Records 30

Section 9.01	Retention of Tax Records 30

Section 9.02	Access to Tax Records 30

Section 10.	Tax Contests 30

Section 10.01	Notice 30

Section 10.02	Control of Tax Contests 31

Section 11.	Effective Date; Termination of Prior Intercompany Tax Allocation Agreements 32

Section 12.	Survival of Obligations 32

Section 13.	Treatment of Payments; Tax Gross Up 33

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Section 13.01	Treatment of Tax Indemnity and Tax Benefit Payments 33

Section 13.02	Tax Gross Up 33

Section 13.03	Interest Under This Agreement 33

Section 14.	Disagreements 34

Section 14.01	Interaction with Article VII of the Separation and Distribution Agreement. 34

Section 14.02	Dispute Resolution 34

Section 15.	Late Payments 34

Section 16.	Expenses 34

Section 17.	General Provisions 35

Section 17.01	Addresses and Notices 35

Section 17.02	Binding Effect 35

Section 17.03	Waiver 35

Section 17.04	Severability 36

Section 17.05	Authority 36

Section 17.06	Further Action 36

Section 17.07	Integration 36

Section 17.08	Construction 36

Section 17.09	No Double Recovery 36

Section 17.10	Counterparts 37

Section 17.11	Governing Law 37

Section 17.12	Jurisdiction 37

Section 17.13	Amendment 37

Section 17.14	GCP Subsidiaries 37

Section 17.15	Successors 37

Section 17.16	Injunctions 37

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TAX SHARING AGREEMENT
This TAX SHARING AGREEMENT (this “Agreement”) is entered into as of [●], 2016, by and among W. R. Grace & Co., a Delaware corporation (“Grace”), W. R. Grace & Co.–Conn., a Connecticut corporation and a wholly owned subsidiary of Grace (“Grace Conn”) and GCP Applied Technologies Inc., a Delaware corporation and a wholly owned subsidiary of Grace Conn (“GCP”) (Grace, Grace Conn and GCP sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as a “Company”).
RECITALS
WHEREAS, the Grace Board has determined that it is in the best interests of Grace and its stockholders to create a new publicly traded company that will operate the GCP Business;
WHEREAS, in furtherance of the foregoing, the Grace Board has determined that it is appropriate and desirable to separate the GCP Business from the Grace Business (the “Separation”) and, following the Separation, to make a distribution, on a pro rata basis, to holders of Grace Shares on the Record Date of all the outstanding GCP Shares (the “Distribution”);
WHEREAS, GCP has been incorporated solely for these purposes and has not engaged in activities except in preparation for or in furtherance of the Separation and the Distribution;
WHEREAS, as of the date hereof, Grace is the common parent of an affiliated group of corporations, including Grace Conn and GCP, which has elected to file consolidated Federal income tax returns;
WHEREAS, pursuant to the Separation and Distribution Agreement (as defined below), Grace, Grace Conn and GCP have agreed to separate the GCP Business from Grace by means of, among other actions, (i) the Contribution; (ii) the Internal Distribution; and (iii) the Distribution;
WHEREAS, as a result of the Distribution, GCP and its subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which Grace is the common parent (the “Deconsolidation”); and
WHEREAS, the parties desire to provide for and agree upon the allocation between the Companies of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;
NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:
Section 1.        Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Accounting Cutoff Date” means, with respect to GCP and any member of the GCP Group the Tax Items of which are included in the Grace Federal Consolidated Income Tax Return, any date as of the end of which there is a closing of the financial accounting records for such entity.
“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by GCP and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Construction Products Business and the Darex Packaging Business, in each case, as conducted immediately prior to the Distribution.
“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.
“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.
“Agreement” means this Tax Sharing Agreement.
“Board Certificate” shall have the meaning set forth in Section 7.02(e) of this Agreement.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Companies” and “Company” shall have the meaning provided in the first sentence of this Agreement.
“Construction Products Business” shall mean the production and sale of specialty construction chemicals and specialty building materials, both of which are supplied to the construction industry for use in large-scale residential, commercial and infrastructure projects.
“Contribution” means the transfer by Grace Conn directly to GCP, pursuant to the Separation and Distribution Agreement, of certain GCP Assets in exchange for (i) the issuance by GCP to Grace Conn of GCP Shares, (ii) the assumption by GCP of certain GCP Liabilities and (iii) the distribution by GCP to Grace Conn of any cash.
“Controlling Party” shall have the meaning set forth in Section 10.02(f) of this Agreement.

“Darex Packaging Business” shall mean the production and sale of Darex-branded products designed to enhance the shelf life of can and bottle contents, prevent metal corrosion, protect package contents from the influence of metal, reduce off-taste, and ensure proper adhesion of seals.
“Deconsolidation” shall have the meaning provided in the Recitals.
“Deconsolidation Date” means the last date on which GCP qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which Grace is the common parent.
“DGCL” means the Delaware General Corporation Law.
“Distribution” means the distribution of all the outstanding GCP Shares, on a pro rata basis, to holders of Grace Shares on the Record Date by Grace pursuant to the Separation and Distribution Agreement.
“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
“Due Date” means with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law.
“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.
“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Federal Other Tax” means any Tax imposed by the federal government of the United States of America (other than any Federal Income Taxes), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.
“Filing Date” shall have the meaning set forth in Section 7.05(d) of this Agreement.
“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.
“Foreign Spin-Off Distribution Date” means, in connection with any Foreign Spin-Off, the effective date of such Foreign Spin-Off.
“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Foreign Spin-Off” means any transaction that (a) occurred in 2015 or 2016 in anticipation of or in connection with the Separation or Distribution, (b) is intended by Grace to qualify under Section 355(a) of the Code and (c) pursuant to which one or more Foreign Subsidiaries of Grace or GCP is intended to be either the “controlled corporation” or the “distributing corporation” within the meaning of Section 355 of the Code.
“Foreign Subsidiary” means a Subsidiary incorporated or organized under the laws of a jurisdiction other than the United States, any State (excluding, for the absence of doubt, Puerto Rico) thereof or the District of Columbia.
“Foreign Tax” means any Foreign Income Taxes or Foreign Other Taxes.
“Foreign Transaction” means any transaction (a) that occurred in anticipation of or in connection with the Separation or Distribution and (b) in which one or more Foreign Subsidiaries of Grace or GCP is a transferor or a transferee of stock, securities or other property (and shall include, for the avoidance of doubt, any Foreign Spin-Off).
“GCP” shall have the meaning provided in the first sentence of this Agreement, and references herein to GCP shall include any entity treated as a successor to GCP.
“GCP Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent GCP would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.
“GCP Business” has the meaning set forth in the Separation and Distribution Agreement.

“GCP Capital Stock” means all classes or series of capital stock of GCP, including (i) the GCP Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in GCP for U.S. federal income tax purposes.
“GCP Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the GCP Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.
“GCP Common Stock” has the meaning set forth in the Separation and Distribution Agreement.
“GCP Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which GCP is the common parent.
“GCP Group” means GCP and its Affiliates, as determined immediately after the Distribution.
“GCP Separate Return” means any Separate Return of GCP or any member of the GCP Group.
“Grace” shall have the meaning provided in the first sentence of this Agreement.
“Grace Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Grace would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.
“Grace Affiliated Group” shall have the meaning provided in the definition of “Grace Federal Consolidated Income Tax Return.”
“Grace Business” shall have the meaning provided in the Separation and Distribution Agreement.
“Grace Conn” shall have the meaning set forth in the first sentence of this agreement.
“Grace Federal Consolidated Income Tax Return” means any United States Federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Grace is the common parent (the “Grace Affiliated Group”).
“Grace Foreign Combined Income Tax Return” means a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the Grace Group together with one or more members of the GCP Group (but not, for the absence of doubt, United Kingdom companies claiming group relief).

“Grace Group” means Grace and its Affiliates, excluding any entity that is a member of the GCP Group.
“Grace Group Transaction Returns” shall have the meaning set forth in Section 4.04(b) of this Agreement.
“Grace Separate Return” means any Separate Return of Grace or any member of the Grace Group.
“Grace State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the Grace Group together with one or more members of the GCP Group.
“Group” means the Grace Group or the GCP Group, or both, as the context requires.
“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.
“Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.
“Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.
“Intended Foreign Tax Consequences” means the Foreign Tax consequences described in a memorandum or opinion of counsel provided to Grace (or an Affiliate thereof) with respect to the application of the laws of a foreign jurisdiction to a Foreign Transaction (including the utilized valuations relied upon at the time of the applicable transaction described in any such opinion).
“Internal Distribution” means the distribution by Grace Conn to Grace, in its capacity as the sole shareholder of Grace Conn, of all the outstanding GCP Shares pursuant to the Separation and Distribution Agreement.
“Internal Restructuring” means (i) any internal restructuring (including by making or revoking any election under Treasury Regulations Section 301.7701-3) involving GCP and/or any of its subsidiaries or (ii) any direct or indirect contribution, sale or other transfer by GCP to any of its subsidiaries of any of the assets contributed or transferred to GCP as part of the Contribution or pursuant to the Separation and Distribution Agreement.
“IRS” means the United States Internal Revenue Service.
“Joint Return” shall mean any Return of a member of the Grace Group or the GCP Group that is not a Separate Return.
“Non-Controlling Party” shall have the meaning set forth in Section 10.02(f) of this Agreement.
“Notified Action” shall have the meaning set forth in Section 7.04(a) of this Agreement.
“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Past Practices” shall have the meaning set forth in Section 4.04(a) of this Agreement.
“Payment Date” means (i) with respect to any Grace Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.
“Payor” shall have the meaning set forth in Section 5.04(a) of this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.
“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.
“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.
“Prime Rate” means the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.
“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any “agreement,” “understanding” or “arrangement,” within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by GCP management or shareholders, is a hostile acquisition, or otherwise, as a result of which GCP would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire, from GCP and/or one or more holders of outstanding shares of GCP Capital Stock, a number of shares of GCP Capital Stock that would, when combined with any other changes in ownership of GCP Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of GCP as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of GCP as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A)

the adoption by GCP of a shareholder rights plan or (B) issuances by GCP that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS) delivered or deliverable by, or on behalf of, Grace, GCP and others in connection with the rendering by Tax Advisors, and/or the issuance by the IRS, of the Tax Opinions/Rulings.
“Required Party” shall have the meaning set forth in Section 5.04(a) of this Agreement.
“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.
“Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.
“Ruling” means a private letter ruling (including a supplemental private letter ruling) issued by the IRS to Grace pertaining to or in connection with the Contribution, Internal Distribution and Distribution.
“Ruling Request” means any letter filed by Grace with the IRS requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.
“Section 336(e) Election” has the meaning set forth in Section 7.06.
“Section 7.02(e) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.
“Separate Return” means (a) in the case of any Tax Return of any member of the GCP Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Grace Group and (b) in the case of any Tax Return of any member of the Grace Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the GCP Group.
“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and among Grace, Grace Conn and GCP dated [●], 2016.
“State Income Tax” means any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, in each case, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“State Other Tax” means any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, in each case, other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“State Tax” means any State Income Taxes or State Other Taxes.
“Straddle Period” means any Tax Period that begins on or before and ends after the Deconsolidation Date.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, escheat, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.
“Tax Attribute” or “Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.
“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments.
“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.
“Tax-Free Status” means the qualification of: (1) the Contribution and Internal Distribution, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code and (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code; and (2) the Distribution as a transaction (a) described in Section 355(a) of the Code, (b) in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (c) in which the holders of Grace Shares recognize no income or gain for U.S. federal income tax purposes pursuant to Section 355.
“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.
“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.
“Tax Opinions/Rulings” means (i) the opinions of Wachtell, Lipton, Rosen & Katz and of Baker & McKenzie deliverable to Grace pertaining to or in connection with, and regarding the Federal Income Tax treatment of, the Contribution, the Internal Distribution, the Distribution and/or any Foreign Spin-Off and (ii) any Rulings.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
“Tax-Related Losses” means (i) all federal, state, local and foreign Taxes (including interest and penalties thereon) imposed (or that would be imposed) pursuant to any settlement, Final Determination, judgment or otherwise, (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Grace (or any Grace Affiliate) or GCP (or any GCP Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from (x) the failure of the Contribution, the Internal Distribution or the Distribution to have Tax-Free Status or (y) the failure of any Foreign Transaction to qualify under Section 355(a) (or, if applicable, Section 368(a)(1)(D)) of the Code (in the case of a Foreign Spin-Off) or to have its applicable Intended Foreign Tax Consequences.
“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement,

questionnaire, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Transactions” means the Contribution, the Internal Distribution, the Distribution, the Foreign Transactions and the other transactions contemplated by the Separation and Distribution Agreement.
“Transfer Pricing Adjustment” shall mean any proposed or actual allocation, adjustment or imposition by a Tax Authority of any Tax Item (whether imputed or otherwise) between or among any member of the Grace Group in one taxing jurisdiction and any member of the GCP Group in a different taxing jurisdiction with respect to any intercompany transfer price in any period.
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Grace, on which Grace may rely to the effect that a transaction will not affect the Tax‑Free Status of (a) the Contribution and the Internal Distribution or (b) the Distribution; provided, that any tax opinion obtained in connection with a proposed acquisition of GCP Capital Stock entered into on or before the two-year anniversary of the Distribution Date shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution or the Internal Distribution. Any such opinion must assume that the Contribution, Internal Distribution and Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.
Section 2.            Allocation of Tax Liabilities.
Section 2.01        General Rule.
(a)        Grace Liability. Grace shall be liable for, and shall indemnify and hold harmless the GCP Group from and against any liability for, Taxes which are allocated to Grace under this Section 2.
(b)        GCP Liability. GCP shall be liable for, and shall indemnify and hold harmless the Grace Group from and against any liability for, Taxes which are allocated to GCP under this Section 2.
Section 2.02        Allocation of United States Federal Income Tax and Federal Other Tax. Except as otherwise provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:
(a)        Allocation of Tax Relating to Grace Federal Consolidated Income Tax Returns. With respect to any Grace Federal Consolidated Income Tax Return, Grace shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Income Tax Return (including any increase in such Tax as a result of a Final Determination).
(b)        Allocation of Tax Relating to Federal Separate Income Tax Returns. (i) Grace shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Grace Separate Return (and any and all Federal Income Tax of Grace or any member of the Grace Group imposed by way of withholding by a member of the GCP Group), including any increase in such Tax as a result of a Final Determination; (ii) GCP shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any GCP Separate Return (and any and all Federal Income Tax of GCP or any member of the GCP Group imposed by way of withholding by a member of the Grace Group), including any increase in such Tax as a result of a Final Determination.
(c)        Allocation of Federal Other Tax. Grace shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Grace Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the Grace Group; (ii) GCP shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any GCP Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the GCP Group.
Section 2.03        Allocation of State Income and State Other Taxes. Except as otherwise provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:
(a)        Allocation of Tax Relating to Grace State Combined Income Tax Returns. Grace shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Grace State Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).
(b)        Allocation of State Income Tax Relating to Separate Returns. (i) Grace shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Grace Separate Return (and any and all State Income Tax of Grace or any member of the Grace Group imposed by way of withholding by a member of the GCP Group), including any increase in such Tax as a result of a Final Determination; (ii) GCP shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any GCP Separate Return (and any and all State Income Tax of GCP or any member of the GCP Group imposed by way of withholding by a member of the Grace Group), including any increase in such Tax as a result of a Final Determination.
(c)        Allocation of State Other Tax. Grace shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Grace Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the Grace Group; (ii) GCP shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any GCP Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the GCP Group.
Section 2.04        Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:
(a)        Allocation of Tax Relating to Grace Foreign Combined Income Tax Returns. Grace shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Grace Foreign Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).
(b)         Allocation of Foreign Income Tax Relating to Separate Returns. (i) Grace shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Grace Separate Return (and any and all Foreign Income Tax of Grace or any member of the Grace Group imposed by way of withholding by a member of the GCP Group), including any increase in such Foreign Income Tax as a result of a Final Determination; (ii) GCP shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any GCP Separate Return (and any and all Foreign Income Tax of GCP or any member of the GCP Group imposed by way of withholding by a member of the Grace Group), including any increase in such Foreign Income Tax as a result of a Final Determination.
(c)        Allocation of Foreign Other Tax. Grace shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Grace Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the Grace Group; (ii) GCP shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any GCP Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the GCP Group.
Section 2.05        Certain Transaction and Other Taxes    .
(a)        GCP Liability. GCP shall be liable for, and shall indemnify and hold harmless the Grace Group from and against any liability for:
(i)        Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the GCP Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;
(ii)        any Tax resulting from a breach by GCP of any representation or covenant in this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any Representation Letter or any Tax Opinion/Ruling; and
(iii)        any Tax-Related Losses for which GCP is responsible pursuant to Section 7.05 of this Agreement.

(b)        Grace Liability. Grace shall be liable for, and shall indemnify and hold harmless the GCP Group from and against any liability for:
(i)        Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Grace Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;
(ii)        any Tax resulting from a breach by Grace of any representation or covenant in this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any Representation Letter or any Tax Opinion/Ruling; and
(iii)        any Tax-Related Losses for which Grace is responsible pursuant to Section 7.05 of this Agreement.
Section 3.            Proration of Taxes for Straddle Periods.
(a)        General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. With respect to the Grace Federal Consolidated Income Tax Return for the taxable year that includes the Distribution, no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items). If the Deconsolidation Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date.
(b)        Transactions Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.
Section 4.            Preparation and Filing of Tax Returns.
Section 4.01        General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed on or before their Due Date by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including by providing information required to be provided pursuant to Section 8.

Section 4.02        Grace’s Responsibility. Grace has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:
(a)        Grace Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;
(b)        Grace State Combined Income Tax Returns, Grace Foreign Combined Income Tax Returns and any other Joint Returns which Grace reasonably determines are required to be filed (or which Grace chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date; provided, however, that Grace shall use commercially reasonable efforts to provide written notice of such determination to file such Grace State Combined Income Tax Returns, Grace Foreign Combined Income Tax Returns or other Joint Returns to GCP if the immediately prior Tax Returns in such jurisdiction for such type of Tax were not filed on a consolidated, combined, unitary or other joint basis; and
(c)        Grace Separate Returns and GCP Separate Returns which Grace reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date (limited, in the case of GCP Separate Returns, to such Returns for which the Due Date is on or before the Deconsolidation Date).
Section 4.03        GCP’s Responsibility. GCP shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the GCP Group other than those Tax Returns which Grace is required or entitled to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by GCP under this Section 4.03 shall include (a) any GCP Federal Consolidated Income Tax Return for Tax Periods ending after the Deconsolidation Date and (b) GCP Separate Returns for which the Due Date is after the Deconsolidation Date.
Section 4.04        Tax Accounting Practices.
(a)        General Rule. Except as otherwise provided in Section 4.04(b), with respect to any Tax Return that GCP has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Deconsolidation Period or any Straddle Period (or any taxable period beginning after the Deconsolidation Date to the extent items reported on such Tax Return could reasonably be expected to affect items reported on any Tax Return that Grace has the obligation or right to prepare and file for any Pre-Deconsolidation Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to Grace), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices or there is no adverse effect to Grace), in accordance with reasonable Tax accounting practices selected by GCP. Except as otherwise provided in Section 4.04(b), Grace shall prepare any Tax

Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by Grace.
(b)        Reporting of Transactions. The Tax treatment reported on any Tax Return of the Transactions shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings, unless there is no reasonable basis for such Tax treatment. The Tax treatment of the Transactions reported on any Tax Return for which GCP is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by Grace or any member of the Grace Group or caused or to be caused to be filed by Grace, in each case with respect to periods prior to the Distribution Date or with respect to Straddle Periods (“Grace Group Transaction Returns”), unless there is no reasonable basis for such Tax treatment. To the extent the Tax treatment relating to any aspect of the Transactions is not covered by the Ruling Requests, the Tax Opinions/Rulings or Grace Group Transaction Returns, the Companies shall report such Tax treatment on any and all Tax Returns in a manner that is consistent with Grace’s intention or determination with respect thereto.
Section 4.05        Consolidated or Combined Tax Returns. GCP will elect and join, and will cause its respective Affiliates to elect and join, in filing any Grace State Combined Income Tax Returns, Grace Foreign Combined Income Tax Returns and any Joint Returns that Grace determines are required to be filed or that Grace chooses to file pursuant to Section 4.02(b). With respect to any GCP Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, GCP will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if Grace reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.
Section 4.06        Right to Review Tax Returns.
(a)        General. The Responsible Company with respect to any Tax Return shall make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to material Taxes for which the requesting party is or would reasonably be expected to be liable, (ii) the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of material adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for material Tax Benefits under this Agreement, (iv) reasonably necessary for the requesting party to confirm compliance with the terms of this Agreement or (v) such Tax Return is required by the requesting party to comply with its reporting obligations to the Securities and Exchange Commission. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the Due Date of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return and shall use its reasonable best efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability with respect to such Tax Return is material. The Companies shall attempt in good faith to resolve any disagreement arising out of the review of such Tax Return.
(b)        Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the Tax treatment of any item reported on the Tax Return or the Tax treatment of any item reported on the Tax Return should, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, subject the other Company (or its authorized representatives) to material penalties.
Section 4.07        GCP Carrybacks and Claims for Refund. GCP hereby agrees that, unless Grace consents in writing, (i) no Adjustment Request with respect to any Joint Return shall be filed and (ii) any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Joint Return any GCP Carryback arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such GCP Carryback; provided, however, that the parties agree that any such Adjustment Request shall be made with respect to any GCP Carryback related to U.S. federal or State Taxes, upon the reasonable request of GCP, if such GCP Carryback is necessary to prevent the loss of the federal and/or State Tax Benefit of such GCP Carryback (including, but not limited to, an Adjustment Request with respect to a GCP Carryback of a federal or State capital loss arising in a Post-Deconsolidation Period to a Pre-Deconsolidation Period) and such Adjustment Request, based on Grace’s sole determination, will cause no Tax detriment to Grace, the Grace Group or any member of the Grace Group. Any Adjustment Request which Grace consents to make under this Section 4.07 shall be prepared and filed by the Responsible Company for the Tax Return to be adjusted.
Section 4.08        Apportionment of Earnings and Profits and Tax Attributes. Grace shall be entitled in good faith to instruct GCP in writing of the portion, if any, of any earnings and profits, previously taxed earnings and profits, Tax Attribute, basis, overall foreign loss or any consolidated, combined, unitary or comingled attribute which Grace determines shall be allocated to, apportioned to or adjusted by the GCP Group under applicable law in connection with the Transactions. GCP and all members of the GCP Group shall prepare all Tax Returns in accordance with (and shall not take any Tax position that is inconsistent with) such written instructions. As soon as practicable after receipt of a written request from GCP, Grace shall provide copies of any studies, reports, and workpapers supporting the earnings and profits, previously taxed earnings and profits, basis, overall foreign loss and other Tax Attributes allocable to GCP. In the event of a subsequent adjustment to the earnings and profits, previously taxed earnings and profits, basis, overall foreign loss or any Tax Attributes determined by Grace pursuant to this Section 4.08, Grace or GCP, as the case may be, shall promptly notify the other Company in writing of such adjustment. For the absence of doubt, Grace shall not be liable to GCP or any member of the GCP Group for any failure of any determination under this Section 4.08 to be accurate under applicable law.

Section 5.            Tax Payments.
Section 5.01        Payment of Taxes with Respect to Grace Federal Consolidated Income Tax Returns. Grace shall pay to the IRS any Tax due with respect to any Grace Federal Consolidated Income Tax Return (including any Federal Income Tax due from the Grace Affiliated Group that is required to be paid as a result of an adjustment to a Grace Federal Consolidated Income Tax Return).
Section 5.02        Payment of Taxes With Respect to Joint Returns. In the case of any Joint Return reflecting Taxes for which both Grace and GCP are responsible under Section 2:
(a)        Computation and Payment of Tax Due. At least three Business Days prior to any Payment Date for any Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).
(b)        Computation and Payment of Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the Due Date for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file), if Grace is the Responsible Company, then GCP shall pay to Grace the amount allocable to the GCP Group under the provisions of Section 2, and if GCP is the Responsible Company, then Grace shall pay to GCP the amount allocable to the Grace Group under the provisions of Section 2, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (i) the Due Date of the Tax Return or (ii) the date on which such Tax Return is filed, to the date of payment.
(c)        Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. If the Responsible Company is Grace, Grace shall compute the amount attributable to the GCP Group in accordance with Section 2 and GCP shall pay to Grace any amount due to Grace (or, if the Responsible Company is GCP, GCP shall compute the amount attributable to the Grace Group in accordance with Section 2 and Grace shall pay to GCP any amount due to GCP) under Section 2 within 30 days following the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.02(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 5.02(c).
Section 5.03        Payment of Separate Company Taxes    . Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return of Income Taxes and with respect to a Separate Return of Other Taxes.
Section 5.04        Indemnification Payments.
(a)        Subject to Sections 7.05(d) and 7.05(e), if any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within 30 days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.04.
(b)        All indemnification payments under this Agreement shall be made by Grace Conn directly to GCP and by GCP directly to Grace Conn, as applicable; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Grace Group, on the one hand, may make such indemnification payment to any member of the GCP Group, on the other hand, and vice versa.
Section 6.            Tax Benefits.
Section 6.01         Tax Benefits.
(a)        Except as set forth below, Grace shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Grace is liable hereunder, GCP shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which GCP is liable hereunder and a Company (the first Company) receiving a refund to which another Company (the second Company) is entitled hereunder shall pay over such refund to the second Company within 30 days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over). The second Company, upon the request of the first Company, shall promptly repay the first Company the amount paid over pursuant to the preceding sentence (together with any penalties, interest or other charges imposed by the relevant Tax Authority) in the event that the first Company is required to repay such refund to such Tax Authority.
(b)        If a member of the GCP Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Grace Group is liable hereunder (or to the tax basis or any Tax Attribute of a member of the Grace Group) (a “Grace Final Determination Adjustment”) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), or if a member of the Grace Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the GCP Group is liable hereunder (or to the tax basis or any Tax Attribute of a member of the GCP Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), GCP or Grace, as the case may be, shall make a payment to either Grace or GCP, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.01(b). In the case of a Grace Final Determination Adjustment, then, upon the written request of and at the expense of Grace, GCP shall (and, if applicable, shall cause the relevant member of the GCP Group to) amend any Tax Return thereof to the extent such amendment would result in a corresponding or correlative Tax Benefit (which shall include, without limitation, any step-up in tax basis).
(c)        No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the Grace Group or a member of the GCP Group, Grace (if a member of the Grace Group actually realizes such Tax Benefit) or GCP (if a member of the GCP Group actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by Grace or GCP pursuant to this Section 6. In the event that Grace or GCP disagrees with any such calculation described in this Section 6.01(c), Grace or GCP shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(c). Grace and GCP shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.
(d)        GCP shall be entitled to any refund that is attributable to, and would not have arisen but for, a GCP Carryback pursuant to the proviso set forth in Section 4.07. Any such payment of such refund made by Grace to GCP pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Grace Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which GCP is entitled, and an appropriate adjusting payment shall be made by GCP to Grace such that the aggregate amounts paid pursuant to this Section 6.01(d) equals such recalculated amount (with interest computed at the Prime Rate).
Section 6.02        Grace and GCP Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. To the extent permitted by applicable law, solely the member of the Group for which the relevant individual is employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Article IV of the Employee Matters Agreement (or, if such individual is not then employed by a member of any Group, the Group member at which such individual was most recently employed) shall be entitled to claim any Income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

Section 7.         Tax-Free Status.
Section 7.01        Tax Opinions/Rulings and Representation Letters.
(a)        Each of GCP and Grace hereby represents and agrees that (A) it has read or will read the Representation Letters prior to the date submitted and (B) subject to any qualifications therein, all information, representations and covenants contained in such Representation Letters that concern or relate to such Company or any member of its Group are and will be true, correct and complete.
(b)        If any Representation Letters have not yet been submitted, GCP and Grace shall use their commercially reasonable efforts and shall cooperate in good faith to finalize the same as soon as possible and to cause the same to be submitted to the Tax Advisors, the IRS or such other governmental authorities as Grace shall deem necessary or desirable. GCP and Grace shall take such other commercially reasonable actions as may be necessary or desirable, to obtain any Tax Opinions/Rulings that have not yet been obtained.
(c)        GCP hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), in each case, from and after the date hereof, that could reasonably be expected to cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement, the Representation Letters, or any of the Ancillary Agreements to be untrue.
(d)        GCP hereby represents and warrants that, during the period beginning two years before the date of the consummation of the Internal Distribution and ending on the Distribution Date (and, in the case of each Foreign Spin-Off, during the two-year period ending on the relevant Foreign Spin-Off Distribution Date), there was no “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the GCP Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition, directly or indirectly, of all or a significant portion of either the GCP Capital Stock (or any predecessor) or the stock of any Foreign Subsidiary (or any predecessor) involved in a Foreign-Spin-Off; provided, however, that no representation is made regarding any “agreement, understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of Grace.
Section 7.02        Restrictions on GCP.
(a)        GCP agrees that it will not take or fail to take, or cause or permit any GCP Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements, any Representation Letters or any Tax Opinions/Rulings. GCP agrees that it will not take or fail to take, or permit any GCP Affiliate to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status (including, in the case of GCP, issuing any GCP Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code), (B) any transaction contemplated by the Separation and Distribution Agreement, to the extent such transaction is intended by Grace to be tax-free or tax-advantaged, from so qualifying, or (C) any Foreign Transaction from having the Intended Foreign Tax Consequences (it being agreed and understood that GCP shall not agree, and shall prevent any GCP Affiliate from agreeing, in any Tax Contest to any position that is inconsistent with the Tax treatment, as intended or determined by Grace, of the Transactions).
(b)        Pre-Distribution Period. During the period from the date hereof until the completion of the Distribution, GCP shall not take any action (including the issuance of GCP Capital Stock) or permit any GCP Affiliate to take any action if, as a result of taking such action, GCP could have a number of shares of GCP Capital Stock (computed on a fully diluted basis or otherwise) issued and outstanding, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause Grace to cease to have Tax Control of GCP.
(c)        GCP agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code.
(d)        GCP agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent GCP has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of GCP’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions, sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred, directly or indirectly, to GCP pursuant to the Separation and Distribution Agreement or pursuant to the Contribution, or sell or transfer 60% or more of the gross assets of the Active Trade or Business or 60% or more of the consolidated gross assets of GCP and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a GCP Affiliate) any GCP stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of GCP Capital

Stock (including, without limitation, through the conversion of one class of GCP Capital Stock into another class of GCP Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Representation Letters or the Tax Opinions/Rulings (other than Representation Letters or Tax Opinions/Rulings, in each case, solely relating to the Foreign Spin-Offs)) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in GCP or otherwise jeopardize the Tax‑Free Status, unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) GCP shall have requested that Grace obtain a Ruling in accordance with Section 7.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Grace shall have received such a Ruling in form and substance satisfactory to Grace in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether a Ruling is satisfactory, Grace may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), or (B) GCP shall provide Grace with an Unqualified Tax Opinion in form and substance satisfactory to Grace in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Grace may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion, and Grace may determine that no opinion would be acceptable to Grace) or (C) Grace shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.
(e)        Certain Issuances of GCP Capital Stock. If GCP proposes to enter into any Section 7.02(e) Acquisition Transaction or, to the extent GCP has the right to prohibit any Section 7.02(e) Acquisition Transaction, proposes to permit any Section 7.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, GCP shall provide Grace, no later than ten days following the signing of any written agreement with respect to the Section 7.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of GCP Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of GCP to the effect that the Section 7.02(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d) apply (a “Board Certificate”).
(f)        GCP Internal Restructuring. GCP shall not engage in, cause or permit any Internal Restructuring during or with respect to any Tax Period (or portion thereof) ending on or prior to the Distribution Date without obtaining the prior written consent of Grace (such prior written consent not to be unreasonably withheld). GCP shall provide written notice to Grace describing any Internal Restructuring proposed to be taken during or with respect to any Tax Period (or portion thereof) beginning after the Distribution Date and ending on or prior to the two-year anniversary of the Distribution Date and shall consult with Grace regarding any such proposed actions reasonably in advance of taking any such proposed actions and shall consider in good faith any comments from Grace relating thereto.

(g        Distributions by Foreign GCP Subsidiaries. From and after the Distribution Date until January 1, 2017, GCP shall neither cause nor permit any foreign subsidiary of GCP to enter into any transaction or take any action that would be considered a distribution of property under Section 301(a) of the Code unless (a) such distribution is solely out of, and does not exceed, such subsidiary’s earnings and profits of the calendar year ending December 31, 2016, or (b) GCP has obtained the prior written consent of Grace (such prior written consent not to be unreasonably withheld).
(h)    Foreign Spin-Offs. GCP agrees that it will not take or fail to take, or permit any Affiliate of GCP to take or fail to take, any action which prevents or could reasonably be expected to prevent any Foreign Spin-Off from qualifying under Section 355(a) (or, if applicable, Section 368(a)(1)(D)) of the Code. GCP agrees that, from the date hereof until the first day after the two-year anniversary of the Foreign Spin-Off Distribution Date applicable to each Foreign Spin-Off: (1) none of its Foreign Subsidiaries will (i) merge or consolidate with any other Person or liquidate or partially liquidate, (ii) amend its certificate of incorporation (or other organizational documents), or amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of such Foreign Subsidiary (including, without limitation, through the conversion of one class of such Foreign Subsidiary’s stock into another class of stock), (iii) cease to maintain its status as engaged in the Active Trade or Business or (iv) engage in any transaction that results, or could reasonably be expected to result, in its ceasing to be engaged in the Active Trade or Business; and (2) GCP will not sell or transfer to an unrelated third party, or cause or permit any Affiliate of GCP to sell or transfer to an unrelated third party, the stock of any Foreign Subsidiary involved in a Foreign Spin-Off, in each case, in a manner that results, or could reasonably be expected to result, with respect to the applicable Foreign Spin-Off, in gain recognition under Section 355(e) of the Code or a breach of the continuity of interest requirement of Treasury Regulations Section 1.355-2(c)(1). With regard to any gain recognition agreement (as such term is used in Treasury Regulations Section 1.367(a)-8) that is in existence as of the Distribution Date or is filed after the Distribution Date but is retroactively effective to a date on or before the Distribution Date, GCP agrees that, during the five years following the Distribution, it shall not take any action (or cause any of its Affiliates to take any action), that qualifies as a “gain recognition event” for purposes of Treasury Regulations Section 1.367(a)-8 or otherwise triggers gain under such gain recognition agreement.
Section 7.03        Restrictions on Grace. Grace agrees that it will not take or fail to take, or cause or permit any member of the Grace Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements, any Representation Letters or any Tax Opinions/Rulings. Grace agrees that it will not take or fail to take, or cause or permit any member of the Grace Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status or (B) any transaction contemplated by the Separation and Distribution Agreement, to the extent such transaction is intended by Grace as of the date hereof to be tax-free or tax-advantaged, from so qualifying; provided, however, that this Section 7.03 shall not be construed as obligating Grace to consummate the Distribution without the satisfaction or waiver of all conditions set forth in Section 3.3 of the Separation and Distribution

Agreement nor shall it be construed as preventing Grace from terminating the Separation and Distribution Agreement pursuant to Section 9.1 thereof.
Section 7.04        Procedures Regarding Opinions and Rulings.
(a)        If GCP notifies Grace that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(d) (a “Notified Action”), Grace and GCP shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 7.02(d), unless Grace shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.
(b)        Rulings or Unqualified Tax Opinions at GCP’s Request. Grace agrees that at the reasonable request of GCP pursuant to Section 7.02(d), Grace shall cooperate with GCP and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting GCP to take the Notified Action. Further, in no event shall Grace be required to file any Ruling Request under this Section 7.04(b) unless GCP represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the GCP Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. GCP shall reimburse Grace for all reasonable costs and expenses incurred by the Grace Group in obtaining a Ruling or Unqualified Tax Opinion requested by GCP within ten Business Days after receiving an invoice from Grace therefor.
(c)        Rulings or Unqualified Tax Opinions at Grace’s Request. Grace shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Grace determines to obtain a Ruling or an Unqualified Tax Opinion, GCP shall (and shall cause each Affiliate of GCP to) cooperate with Grace and take any and all actions reasonably requested by Grace in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that GCP shall not be required to make (or cause any Affiliate of GCP to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Grace and GCP shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by Grace.
(d)        GCP hereby agrees that Grace shall have sole and exclusive control over the process of obtaining any Ruling, and that only Grace shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.04(b), (A) Grace shall keep GCP informed in a timely manner of all material actions taken or proposed to be taken by Grace in connection therewith; (B) Grace shall (1) reasonably in advance of the submission of any Ruling Request documents provide GCP with a draft copy thereof, (2) reasonably consider GCP’s comments on such draft copy, and (3) provide GCP with a final copy; and (C) Grace shall provide GCP with notice reasonably in advance of, and GCP shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither GCP nor any GCP Affiliate directly or indirectly controlled by GCP shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution, the Internal Distribution or the Distribution (including the impact of any transaction on the Contribution, the Internal Distribution or the Distribution) or the Transactions.
Section 7.05        Liability for Tax-Related Losses.
(a)        Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), GCP shall be responsible for, and shall indemnify and hold harmless Grace and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution, the Foreign Transactions, the Internal Distribution or the Distribution) of all or a portion of GCP Capital Stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the GCP Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Internal Distribution, the Distribution or any Foreign Spin-Off to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of either GCP or any Subsidiary of GCP, in each case, representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by GCP after the Distribution (including, without limitation, any amendment to GCP’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of GCP stock (including, without limitation, through the conversion of one class of GCP Capital Stock into another class of GCP Capital Stock), (D) any act or failure to act by GCP or any member of the GCP Group described in Section 7.02 (regardless of whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver, as applicable, described in Section 7.02(d) or by a Board Certificate described in Section 7.02(e) or a consent described in Section 7.02(f) or (g)), or (E) any breach by GCP of its agreement and representations set forth in Section 7.01.
(b)        Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), Grace shall be responsible for, and shall indemnify and hold harmless GCP and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Transactions) of all or a portion of Grace’s stock and/or its or its subsidiaries’ assets (including any capital stock of Grace Conn) by any means whatsoever by any Person, (B) any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Grace Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Internal Distribution, the Distribution or any Foreign Spin-Off to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of either (I) Grace or Grace Conn or (II) any member of the Grace Group involved in a Foreign Spin-Off, in each case, representing a Fifty-Percent or Greater

Interest therein, (C) any act or failure to act by Grace or a member of the Grace Group described in Section 7.03 or (D) any breach by Grace of its agreement and representations set forth in Section 7.01(a).
(c)        Notwithstanding anything in Section 7.05(b) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary:
(i)        with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Grace, Grace Conn or any member of the Grace Group) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of GCP or any GCP Affiliate (or, for the avoidance of doubt, any Foreign Subsidiary of GCP) by any means whatsoever by any Person or any action or failure to act by GCP affecting the voting rights of GCP stock or the stock of any GCP Affiliate (or, for the avoidance of doubt, the stock of any Foreign Subsidiary of GCP), GCP shall be responsible for, and shall indemnify and hold harmless Grace and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss; and
(ii)        for purposes of calculating the amount and timing of any Tax-Related Loss for which GCP is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that Grace, the Grace Affiliated Group and each member of the Grace Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.
(d)        GCP shall pay Grace the amount of any Tax-Related Losses for which GCP is responsible under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses, no later than ten Business Days prior to the Due Date of the Tax Return that Grace files, or causes to be filed, for the year of the Contribution, the Internal Distribution, the Distribution or the Foreign Spin-Off, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then GCP shall pay Grace no later than two Business Days after the date of such Final Determination with interest calculated at the Prime Rate plus two percent, compounded semiannually, from the date that is ten Business Days prior to the Filing Date through the date of such Final Determination (but not in duplication of interest charged by the applicable Tax Authority)) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than the later of (x) the date that is two Business Days after the date Grace pays such Tax-Related Losses and (y) the date that is five Business Days after GCP receives notification from Grace of the amount of such Tax-Related Losses due.
(e)    Grace shall calculate in good faith and notify GCP of the amount of any Tax-Related Losses for which GCP is responsible under this Section 7.05. Such calculation shall be binding on GCP absent manifest error. At GCP’s reasonable request, Grace shall make available to GCP the portion of any Tax Return or other documentation and related workpapers that are relevant to the determination of the Tax-Related Losses attributable to GCP pursuant to this Section 7.05.
Section 7.06        Section 336(e) Election. If Grace determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Internal Distribution or the Distribution, GCP shall (and shall cause any relevant member of the GCP Group to) join with Grace or any relevant member of the Grace Group in the making of such election and shall take any action reasonably requested by Grace or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Internal Distribution or the Distribution, then (a) in the event the Contribution, the Internal Distribution or the Distribution fails to have Tax-Free Status and Grace is not entitled to indemnification for the Tax-Related Losses arising from such failure, GCP shall pay over to Grace any Tax Benefit arising from the step-up in Tax basis resulting from the Section 336(e) Election within 30 days of GCP or any member of the GCP Group realizing such Tax Benefit in cash and (b) this Agreement shall be amended in such a manner as is determined by Grace in good faith to take into account such Section 336(e) Election.
Section 8.            Assistance and Cooperation.
Section 8.01        Assistance and Cooperation.
(a)        The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. If (A) a member of the Grace Group, on the one hand, or a member of the GCP Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment and (B) the amount of such Tax detriment, in addition to the amount of any other Tax detriment(s) resulting from a Transfer Pricing Adjustment, is US$500,000 or more (or an equivalent foreign currency amount), then the Companies shall cooperate pursuant to this Section 8 to seek any relief from the relevant Tax Authority that may be available with respect to such Transfer Pricing Adjustment, and the Group whose member suffered the Tax detriment shall reimburse the other Group for all costs and expenses incurred by any of such other Group’s members in connection thereto.

(b)        If, as a result of any Final Determination relating to a Transfer Pricing Adjustment with respect to any item reflected on any Tax Return of a member of the Grace Group or the GCP Group, there is an increase in the Income Tax liability of any member of the Grace Group or the GCP Group, respectively, then, upon the reasonable written request of, and at the expense of, Grace or GCP, as applicable, GCP or Grace, as applicable, shall (and shall cause its respective Affiliates to) amend any Tax Returns of any member of the GCP Group or the Grace Group, as applicable, to the extent such amendment would result in a corresponding or correlative Tax Benefit for such member or its Group, and shall promptly pay over to the other Company (or its designated Subsidiary) any Tax Benefit actually realized as a result of such amendment; provided, however, that none of the Companies (nor any of their Affiliates) shall have any obligation to amend any Tax Return pursuant to this Section 8.01(b) (i) to the extent that doing so could reasonably be expected to have an adverse effect on such Company or any of its Affiliates that is material or (ii) if the increase in the Income Tax liability of the other Company (or its Affiliates), in the aggregate with respect to all such Final Determinations with such Tax Authority, is less than US$500,000 or an equivalent foreign currency amount. If a Company or one of its Affiliates pays over any amount pursuant to the preceding sentence and such Tax Benefit is subsequently disallowed or adjusted by a Tax Authority, the Companies shall promptly make appropriate payments (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment. For purposes of determining whether the Grace Group, the GCP Group or a member thereof has suffered a Tax detriment or an increase in Income Tax liability for purposes of the last sentence of Section 8.01(a) or for purposes of this Section 8.01(b) (but, for the absence of doubt, not for purposes of determining whether any Tax Benefit has been actually realized for purposes of this Section 8.01(b)), the Tax detriment and the increase in Income Tax liability shall be calculated by assuming that the relevant entity or the Group of which it is a member, as applicable, (I) pays Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) has no Tax Attributes in any relevant taxable year.
(c)        Any information or documents provided under this Section 8 or Section 9 shall be kept confidential by the Company receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Grace nor any Grace Affiliate shall be required to provide GCP or any GCP Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to GCP, the business or assets of GCP or any GCP Affiliate and (ii) in no event shall Grace or any Grace Affiliate be required to provide GCP, any GCP Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Grace determines that the provision of any information to GCP or any GCP Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 or Section 9 in a manner that avoids any such harm or consequence.
Section 8.02        Income Tax Return Information. GCP and Grace acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Grace or GCP pursuant to Section 8.01 or this Section 8.02. GCP and Grace acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Grace or GCP could cause irreparable harm.
(a)        Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.
(b)        At GCP’s sole expense, GCP shall provide such information as is reasonably requested in writing by Grace in connection with the preparation of Tax Returns in accordance with the reasonable deadlines set forth in such written request.
(c)     At Grace’s sole expense, Grace shall provide such information as is reasonably requested in writing by GCP in connection with the preparation of Tax Returns in accordance with the reasonable deadlines set forth in such written request.
Section 8.03        Reliance by Grace. If any member of the GCP Group supplies information to a member of the Grace Group in connection with Taxes and an officer of a member of the Grace Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Grace Group identifying the information being so relied upon, the chief financial officer of GCP (or any officer of GCP as designated by the chief financial officer of GCP) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. GCP agrees to indemnify and hold harmless each member of the Grace Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the GCP Group having supplied, pursuant to this Section 8, a member of the Grace Group with inaccurate or incomplete information in connection with Taxes.
Section 8.04        Reliance by GCP. If any member of the Grace Group supplies information to a member of the GCP Group in connection with Taxes and an officer of a member of the GCP Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the GCP Group identifying the information being so relied upon, the chief financial officer of Grace (or any officer of Grace as designated by the chief financial officer of Grace) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Grace agrees to indemnify and hold harmless each member of the GCP Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Grace Group having supplied, pursuant to this Section 8, a member of the GCP Group with inaccurate or incomplete information in connection with Taxes.

Section 9.            Tax Records.
Section 9.01        Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and Grace shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of Tax Records pertaining to the assets or activities of the other Group only upon 90 days’ prior written notice to the other Group. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law, it may dispose of such Tax Records; provided, that if such Tax Records pertain to the assets or activities of the other Group, the Company shall provide such other Group with 90 days’ prior written notice. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, GCP determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then GCP may decommission or discontinue such program or system upon 90 days’ prior notice to Grace and Grace shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.
Section 9.02        Access to Tax Records    . The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, Tax Contests, or the resolution of items under this Agreement.
Section 10.        Tax Contests.
Section 10.01        Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax Contest or assessment related to Taxes of which it becomes aware related to Taxes for which it reasonably expects to be indemnified by the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then such failure shall not relieve the indemnifying party of any obligation which it may have to the indemnified party under this Agreement except to the extent that the indemnifying party is actually prejudiced by such failure.
Section 10.02        Control of Tax Contests.
(a)        Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Return, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(f).
(b)        Grace Federal Consolidated Income Tax Return. In the case of any Tax Contest with respect to any Grace Federal Consolidated Income Tax Return, Grace shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(f).
(c)        Grace State Combined Income Tax Return. In the case of any Tax Contest with respect to any Grace State Combined Income Tax Return, Grace shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(f).
(d)        Grace Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any Grace Foreign Combined Income Tax Return, Grace shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(f).
(e)        Joint Returns. In the case of any Tax Contest with respect to any Joint Return (other than any Grace Federal Consolidated Income Tax Return, any Grace State Combined Income Tax Return or any Grace Foreign Combined Income Tax Return), Grace shall have exclusive control over the Tax Contest (including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(f)), unless Grace provides GCP with written notice that GCP shall be the Controlling Party with respect to such Tax Contest.
(f)        Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement in respect of such adjustment, except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party under this Agreement. In the case of any Tax Contest described in Section 10.02(a), (b), (c), (d) or (e), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.
(g)        Power of Attorney. Each member of the GCP Group shall execute and deliver to Grace (or such member of the Grace Group as Grace shall designate) any power of attorney or other similar document reasonably requested by Grace (or such designee) in connection with any Tax Contest (as to which Grace is the Controlling Party) described in this Section 10. Each member of the Grace Group shall execute and deliver to GCP (or such member of the GCP Group as GCP shall designate) any power of attorney or other similar document reasonably requested by GCP (or such designee) in connection with any Tax Contest (as to which GCP is the Controlling Party) described in this Section 10.
Section 11.        Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof or on such other date (on or prior to the Distribution Date) as Grace may determine, (i) all prior intercompany Tax allocation agreements or arrangements solely between or among Grace and/or any of its Subsidiaries, on the one hand, and GCP and/or any of its Subsidiaries, on the other hand, shall be terminated, and (ii) amounts due under such agreements as of the date hereof shall be settled. Upon such termination and settlement, no further payments by or to Grace or by or to GCP, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that to the extent appropriate, as determined by Grace, payments made pursuant to such agreements shall be credited to GCP or Grace, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.
Section 12.        Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13.        Treatment of Payments; Tax Gross Up.
Section 13.01        Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat:
(a)        any indemnity payments made by a Company under this Agreement or the Separation and Distribution Agreement as distributions or capital contributions, as appropriate, occurring immediately before the Internal Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability,
(b)        any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment; and
(c)        any Tax Benefit payments made by a Company under Sections 6 or 8.01(b), as distributions or capital contributions, as appropriate, occurring immediately before the Internal Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.
Section 13.02        Tax Gross Up. If notwithstanding the manner in which payments described in Section 13.01(a) and (c) were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive. For purposes of this Section 13.02, the amount of any Income Taxes payable with respect to the receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement shall be calculated by assuming that the recipient or the Group of which it is a member, as applicable, (I) pays Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) has no Tax Attributes in any relevant taxable year.
Section 13.03        Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.
Section 14.        Disagreements.
Section 14.01        Interaction with Article VII of the Separation and Distribution Agreement. In the event of any dispute between any member of the Grace Group and any member of the GCP Group as to any matter covered by this Agreement, the Companies shall agree as to whether such dispute shall be governed by the procedures set forth in Section 14.02 of this Agreement or in Article VII of the Separation and Distribution Agreement. If the Parties cannot agree within thirty (30) days from the time such dispute arises as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article VII of the Separation and Distribution Agreement.
Section 14.02        Dispute Resolution. With respect to any dispute governed by this Section 14.02, the Companies shall appoint a nationally recognized “Big Four” independent public accounting firm (other than the current auditing firm of Grace or GCP) (the “Accounting Firm”) to resolve such dispute. The Companies shall cooperate in good faith in jointly selecting the Accounting Firm. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Grace and GCP and their respective Representatives, and not by independent review, shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Company only. The Companies shall require the Accounting Firm to resolve all disputes no later than fifteen (15) days after the submission of such dispute to the Accounting Firm, but in no event later than the relevant Payment Date, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Companies. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. To the extent not inconsistent with this Agreement, the Accounting Firm shall resolve all disputes in a manner consistent with the Past Practices of Grace and the members of the Grace Group, except as otherwise required by applicable Law. The Companies shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Company. Notwithstanding the foregoing provisions of this Section 14, a Party may seek preliminary provisional or injunctive judicial relief with respect to any dispute under this Agreement without first complying with the procedures set forth in this Section 14 (or Article VII of the Separation and Distribution Agreement) if such action is reasonably necessary to avoid irreparable damage.
Section 15.        Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

Section 16.        Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.
Section 17.        General Provisions.
Section 17.01        Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 17.01: (a) personal delivery; (b) commercial overnight courier with a reasonable method of confirming delivery; or (c) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 17.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Grace: W. R. Grace & Co. 7500 Grace Drive Columbia, Maryland Attention: Director, Taxes	with a copy to: W. R. Grace & Co. 7500 Grace Drive Columbia, Maryland Attention: Chief Financial Officer
If to GCP: GCP Applied Technologies Inc. 666 Whitmore Avenue Cambridge, MA 04120 Attention: Chief Financial Officer	with a copy to: GCP Applied Technologies Inc. 666 Whitmore Avenue Cambridge, MA 04120 Attention: General Counsel

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.
Section 17.02        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. None of the parties hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties hereto.
Section 17.03        Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
Section 17.04        Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.
Section 17.05        Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
Section 17.06        Further Action    . The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.
Section 17.07        Integration. This Agreement, together with any exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any conflict or inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.
Section 17.08        Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement. This Agreement shall be deemed to be the joint work product of the parties hereto and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 17.09        No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
Section 17.10        Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.
Section 17.11        Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and any exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).
Section 17.12        Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.
Section 17.13        Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.
Section 17.14        GCP Subsidiaries. If, at any time, GCP acquires or creates one or more subsidiaries that are includable in the GCP Group (or that would be so includable if membership in the GCP Group were measured after such acquisition or creation), they shall be subject to this Agreement and all references to the GCP Group herein shall thereafter include a reference to such subsidiaries.
Section 17.15        Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of Grace, Grace Conn or GCP succeeding to the Tax attributes thereof under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.
Section 17.16        Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

“Grace” W. R. GRACE & CO. By: Name: Title:	“GCP” GCP APPLIED TECHNOLOGIES INC. By: Name: Title:
“Grace Conn” W. R. GRACE & CO.-CONN. By: Name: Title: